ENERGY CONVERSION DEVICES ANNOUNCES CORPORATE

GOVERNANCE INITIATIVES

Rochester Hills, Mich., Sept. 27, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ: ENER) announced additional initiatives to further strengthen and improve its corporate governance structure. ECD Ovonics announced yesterday that it had increased the number of independent directors serving on its board from four to six through the appointments of Pasquale Pistorio and George A. Schreiber, Jr., bringing the total number of directors to eight. The Board of Directors also authorized the following, subject to stockholder approval:

•	Adopting the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan.
•	Amending ECD Ovonics’ Restated Certificate of Incorporation to (1) increase the authorized common shares from 50 million to 100 million and (2) eliminate the Class A and Class B Common Stock.

“These director appointments and proposals are part of our continuing commitment to good corporate governance,” said Robert C. Stempel, Chairman and CEO of ECD Ovonics. “The new stock incentive plan will strengthen our pay-for-performance compensation strategies, and we, therefore, intend to use the new plan in place of—not in addition to—existing plans. We also believe that the amendments to our certificate of incorporation will provide necessary structural flexibility, while at the same time simplifying our structure.”

ECD Ovonics’ stockholders will consider the 2006 stock incentive plan and amendment to the company’s restated certificate of incorporation, together with the election of directors and ratification of independent registered accounting firm, at the company’s annual meeting of stockholders scheduled for November 14, 2006.

Caution Required by Certain Securities and Exchange Commission Rules

ECD Ovonics filed a preliminary proxy statement on September 27, 2006 with the Securities and Exchange  Commission.   STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS FOR CONSIDERATION.  Stockholders can obtain a free copy of the proxy statement and other documents filed by ECD Ovonics with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by ECD Ovonics with the Securities and Exchange Commission may also be obtained from ECD Ovonics at the company’s website (www.ovonic.com) or by directing a request to Investor Relations, Energy Conversion Devices, Inc., 2956 Waterview Drive, Rochester Hills, Michigan 48309 (telephone number: (248) 293-0440).

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ECD Ovonics and its directors may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from ECD Ovonics’ stockholders in favor of the proposals described in the preliminary proxy statement. Information regarding the interests of these persons in the solicitation is more specifically set forth in the preliminary proxy statement that was filed by ECD Ovonics on September 27, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from ECD Ovonics as indicated above.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on the company is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K could impact any forward-looking statements contained in this release.

Contacts:

Ghazaleh Koefod, Investor Relations

Dick Thompson, Media Relations

Energy Conversion Devices, Inc.

248.293.0440